U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
Form 3
INITIAL STATEMENT OF BENEFICIAL
OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.	Name and Address of Reporting Person

		Peter Wachtell
		2733 Warm Springs Avenue
		Boise, ID  83712

2.	Date of Event Requiring Statement (Month/Day/Year)

		4/13/01

3.	I.R.S. Identification Number of Reporting Person, if an
	entity (voluntary)


4.	Issuer Name and Tickler or Trading Symbol

		Group Long Distance, Inc.

5.	Relationship of Reporting Person(s) to Issuer
	(Check all applicable)

		[ X]  Director
		[__]  10% Owner
		[__]  Officer (give title below)
		[__]  Other (specify below)

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6.	If Amendment, Date of Original (Month/Day Year)

		n/a

7.	Individual or Joint/Group Filing (Check Applicable Line)

		[ X]  Form filed by One Reporting Person
		[__]  Form filed by More than One Reporting Person


	TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.	Title of Security (Instr. 4)

		Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)

		1,610,000

3.	Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)

		D	   50,000
		I	1,560,000

4.	Nature of Indirect Beneficial Ownership (Instr. 5)

		By contract with Barbara Conrad, record owner



TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4)

		n/a

2.	Date Exercisable and Expiration Date (Month/Day/Year)

		n/a

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3.	Title and Amount of Securities Underlying Derivative
	Security (Instr. 4)

		n/a

4.	Conversion or Exercise Price of Derivative Security

		n/a

5.	Ownership Form of Derivative Security: Direct (D)
	or Indirect (I) (Instr. 5)

		n/a

6.	Nature of Indirect Beneficial Ownership (Instr. 5)

		n/a


Date:  May 8, 2001



									/s/ Peter Wachtell	__________________________________	Peter Wachtell

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